Agreement made this 5th day of August 2016 by and between Regen Bioparma, Inc. (“Company) and David R. Koos (“Koos”)

WHEREAS, On February 13, 2015 Koos was issued Nine Million of the Company’s Common Shares (“Compensation Common Shares”) pursuant to that employment agreement entered into by and between Koos and the Company on February 11, 2015 ( “Employment Agreement”)

WHEREAS , on March 17, 2015 Koos was issued Two Million Five Hundred Thousand shares of the Company’s Series A Preferred Stock ( “Compensation Preferred Stock”)

WHEREAS the Compensation Common Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Koos (“Transfer Restriction”) until 18 months of constant employment of Koos has expired from the date of the full execution of the Employment Agreement.

WHEREAS the Compensation Preferred Stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Koos (“Transfer Restriction”) until 18 months of constant employment of Koos has expired from the date of the full execution of the Employment Agreement.

THEREFORE, IT IS AGREED AS FOLLOWS:

(a)	Koos shall receive Two Hundred shares of the Company’s Series AA Preferred Stock.
(b)	Neither The Compensation Common Shares or the Compensation Preferred Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Koos until that date which is 184 days from August 5, 2016 (“New Vesting Date”).
(c)	In the event that Koos’ employment by the Company is terminated pursuant to Section 6(a)(iv) or Section 6(a) (v) of the Employment Agreement both of the Compensation Common Shares and the Compensation Preferred Stock shall be returned by Koos to the Company.

This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements of the parties with respect to the subject matter hereof. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State or California. Any action to enforce this Agreement shall be brought in the state courts located in San Diego County, State of California.

IN WHITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company	Koos
By:__/s/David R. Koos________________	By:/s/ David R. Koos_______________
It’s:Chairman and CEO
August 5, 2016	August 5, 2016